UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EQUIFAX INC.

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Dear Fellow Shareholder:

As we approach our 2018 Annual Meeting of Shareholders, your Board of Directors reaffirms its commitment to oversight, accountability and transparency on behalf of Equifax’s shareholders. We take this opportunity to provide you with an update on some of the actions taken in response to last year’s cybersecurity incident, many of which are based on feedback from our engagement with consumers, customers, shareholders and other key stakeholders over the past several months. In this letter, we recap these actions and also provide additional details on our utilization of the committee structure to manage risk and the reasons why we recommend that shareholders vote “FOR” all the members of our Board, including the directors serving on our Audit and Technology Committees.

Following discovery of the cybersecurity incident, your Board has worked tirelessly to independently investigate the incident and take action on behalf of shareholders. Since the cybersecurity incident was first reported to the Board, the Board and its committees have met over 75 times, in addition to numerous informal update sessions.

Your Board is committed to strengthening our data security infrastructure to prevent this type of incident from happening again. Our continued security enhancement efforts are designed to both address the identified causes of the cybersecurity incident, and to position Equifax as an industry leader in data security going forward. To that end, we have taken actions in furtherance of our commitment to cybersecurity and Board oversight:

We Investigated and Oversaw the Company’s Response to the Incident

•	Special Committee Review. We formed a Special Committee in September 2017 to conduct an independent review of the cybersecurity incident, the Company’s response to it and all relevant policies and practices. The Special Committee is advised by independent legal counsel and comprised entirely of independent directors, including Elane Stock and Tom Hough—two of our newest Board members. Ms. Stock was appointed to the Board in January 2017 and Mr. Hough was appointed in October 2016. In connection with its review, the Special Committee identified opportunities to strengthen the Board’s governance and oversight, including with respect to data security. The Board took action to implement those changes, and many of the governance enhancements described in this letter and the Proxy Statement were recommended by the Special Committee.

•	Retention of Outside Experts. Since the unauthorized access was discovered, experts from outside the Company have worked in partnership with our employees to enhance the Company’s security measures. Upon discovery of the unauthorized access, we acted immediately to stop the intrusion and promptly engaged Mandiant, a leading, independent cybersecurity firm, to conduct a comprehensive forensic investigation. In addition, we retained PricewaterhouseCoopers LLP (“PwC”), an outside expert consulting firm, to assist with our security program. PwC has been working closely with our Technology Committee, as well as our senior management team and in-house technology experts, with respect to remediation and transformation initiatives that will help us identify and implement solutions to strengthen our long-term data protection and cybersecurity posture.

We Implemented Leadership Changes within Management and the Board

•	Strategic Changes to Senior Management. In the weeks following announcement of the cybersecurity incident, we made several strategic personnel changes at the highest levels of the Company.

–	In September 2017, we appointed Paulino do Rego Barros, Jr. as interim CEO following the retirement of our former CEO and Chairman Rick Smith. In addition, both our former Chief Information Officer and our former Chief Security Officer were replaced by senior Equifax employees on an interim basis.

–	In October 2017, Equifax created the new role of Chief Transformation Officer, a leadership position which reports directly to the CEO and is responsible for overseeing the Company’s integrated response to the cybersecurity incident and driving global efforts aimed at rebuilding trust with our stakeholders while helping to ensure long-term business success.
–	In February 2018, we announced the appointment of Jamil Farshchi as our new Chief Information Security Officer, a new role reporting directly to the CEO. Mr. Farshchi is a seasoned security expert and joins Equifax from his prior role as CISO at The Home Depot.

•	New CEO Appointed. On March 27, 2018, our Board appointed Mark Begor as our new Chief Executive Officer and a member of the Board, effective April 16, 2018. Mr. Begor joins Equifax from Warburg Pincus, a leading global private equity firm, where he served as Managing Director in the Industrial and Business Services group. He has a broad depth of leadership experience, including 35 years at General Electric, and a proven track record of growing and strengthening businesses—a perfect fit for our needs. He will bring a fresh perspective as well as the necessary energy and experience to lead our company into the future and enable us to fully deliver on our mission for all stakeholders.

•	Separated Roles of Chairman and CEO. In September 2017, we separated the roles of CEO and Chairman and Mark Feidler took on the role of Non-Executive Chairman of the Board. Your Board has worked diligently to evaluate the financial and business impacts of the incident, and to provide direction to management in order to regain the trust of our stakeholders, accelerate Equifax’s transformation and position the Company to execute on its long-term business strategy in 2018 and beyond. Mr. Feidler will continue to serve as Non-Executive Chairman following the appointment of our new CEO.

•	Board and Committee Refreshment. In addition to Elane Stock and Tom Hough, who were appointed in January 2017 and October 2016, respectively, we appointed Scott McGregor, the former President and CEO of Broadcom, as a new independent member of the Board in October 2017. Mr. McGregor’s leadership experience and cybersecurity expertise make him uniquely qualified to serve as a member of our Board at this important time and help strengthen Equifax’s oversight of data security and technology matters as a member of our Technology Committee. In March 2018, we appointed Bob Selander, the former President and CEO of Mastercard, as another new independent director. Mr. Selander’s experience as a seasoned chief executive with knowledge of our industry will strengthen our Board’s broad-based skill set and provide valuable insights with respect to our ongoing strategic transformation. We are also in the process of evaluating committee leadership roles, including the Chair of the Audit Committee, to ensure fresh perspectives at the committee level.

•	Enhanced Board Oversight of Cybersecurity and Technology Risk. Our Board has enhanced its oversight of cybersecurity and technology-related risk by, among other things, expanding the Technology Committee’s oversight of these risks in a manner more similar to the Audit Committee’s oversight of financial risks.

We Took Decisive Compensation Actions

•	Eliminated 2017 Bonuses. In response to the cybersecurity incident, our Board exercised discretion and determined that members of Equifax’s senior leadership team would not receive annual cash incentive compensation for 2017 even though performance measures were achieved.

•	Enhanced Clawback Policy. In March 2018, following engagement with our shareholders, the Board revised the Company’s compensation clawback policy to add a financial and reputational harm standard. Under the revised policy, the Board may recover incentive compensation awarded to employees in the event of misconduct or failure of oversight that results in significant financial or reputational harm.

•	Made Changes to 2018 Compensation Program. We added a cybersecurity performance measure as one of the metrics to evaluate performance of all employees, including our executives, under the 2018 annual bonus plan. With respect to long-term equity incentive awards, we will no longer grant performance shares tied to three-year cumulative Adjusted EPS to avoid providing any incentive to limit spending on cybersecurity.

We Provided Consumers with New Tools to Protect Credit Data

•	Free Access to TrustedID® Premier. Following announcement of the cybersecurity incident, Equifax made TrustedID® Premier, our identity theft protection and credit file monitoring service, available for free to all U.S. consumers for 12 months for those who signed up by January 31, 2018, regardless of whether they were affected by the incident.

•	Free Lock & AlertTM Service. In January 2018, Equifax introduced a new service that allows U.S. consumers to quickly lock and unlock their Equifax credit report–for free, for life.

We Ask for Your Support

Since the announcement of the cybersecurity incident in September, Equifax management and individual Board members have conducted outreach meetings with shareholders representing approximately 55% of our shares. You have provided us with your perspectives in private conversations and in public letters. As we have documented in this letter and in the Proxy Statement, we have implemented, or are in the process of evaluating or implementing, many of the suggestions we received. The invaluable dialogue we have with you has informed our Board’s decision-making with respect to our leadership team, governance processes, disclosure and business strategy.

The Board utilizes a committee structure to provide effective oversight of specific topics and responsibilities. Cybersecurity matters are of particular focus for two of our committees, our Audit Committee and Technology Committee.

The Board determines the composition of each committee through a deliberate process to ensure that individual directors’ expertise is properly leveraged, and that there is a diversity of thought and perspectives on the range of issues overseen by a committee. For example, directors on the Technology Committee oversee an array of strategic issues, engage with internal audit and consider the intersection of technology and other components of business strategy, such as partnerships and mergers and acquisitions. As a result, the Board believes it is important to include individuals on the Technology Committee with experience leading businesses where managing and addressing technology issues was an integral part of their responsibilities, rather than to only include individuals with specialist expertise in the actual technology issues themselves. The same holds true for the composition of each Equifax committee and also enhances the quality of dialogue and oversight by the full Board.

As we continue to move forward on a number of important initiatives, we believe that it is important that we maintain the momentum that the Board has achieved. We believe that all of our director nominees—including Messrs. Feidler, Hough, McKinley and Templeton, and Ms. Stock—have made invaluable contributions to the important work being done by the Board and its committees continue to work diligently on your behalf. Each one of our current directors plays a vital role in our current initiatives and is crucial in maintaining our high-functioning Board. For example:

Mark L. Feidler Non-Executive Chairman of the Board Founding Partner of MSouth Equity Partners

•   Mr. Feidler is an independent director with deep expertise in technology issues

•   He took on the role on our independent Chairman after the cybersecurity incident in the fourth quarter of 2017 and has done an excellent job leading the Board through this challenging period for the Company

•   His public company operating experience and background in financial, accounting, technology and risk management are important resources for our Board

•   His background in telecommunications, private equity and acquisitions is particularly relevant to our marketing in telecommunications and other verticals, our new product development, and acquisition strategies

•   Mr. Feidler meets directly with our large investors to answer questions and to ensure that he informs the Board’s discussions with an investor perspective

G. Thomas Hough Retired Americas Vice Chair of Ernst & Young LLP

•   Mr. Hough’s former role as Americas Vice Chair of Ernst & Young provided him operating experience of a global firm in addition to a deep expertise in audit and accounting matters

•   His experience gives him insight into audit and risk management processes not only at a major financial services organization, but also a view into a range of client practices

•   He serves on our Audit Committee and Technology Committee, each of which are playing integral roles in our response to the cybersecurity incident

John A. McKinley CEO of SaferAging, Inc. and Co-Founder of LaunchBox Digital

•   Mr. McKinley is Chair of the Technology Committee and a member of the Audit Committee

•   He is an entrepreneur who also served as Chief Technology Officer at News Corporation, AOL Digital Services, and Merrill Lynch & Co.

•   Mr. McKinley’s background enables him to understand the complex technology and security dynamics facing the business and to add vital context to the Board’s dialogue with our external technology advisors as we evaluate new processes and investments in the Company’s security infrastructure

Elane B. Stock Former Group President of Kimberly-Clark International

•   Ms. Stock was most recently an executive with Kimberly-Clark Corporation, a leading global consumer products company

•   As a business leader with experience operating in a number of companies and a former Chief Strategy Officer, Ms. Stock brings a differentiated perspective to the discussions of the Technology Committee, helping to illuminate new business opportunities and communications challenges as we roll out new solutions to our customers

Mark B. Templeton Retired President and CEO of Citrix Systems, Inc.

•   Mr. Templeton is the former CEO of Citrix Systems, a global software development firm, with a long history working in software and technology focused businesses

•   His insight not only helps fuel our product development, but also informs the actions we have taken following the incident to bolster our cybersecurity defenses

•   Mr. Templeton understands the challenges that a growing business built on advanced technology products, like Equifax, must navigate

•   He provides valuable counsel to our management team as they identify and pursue new opportunities

Our efforts are ongoing, and we are committed to keeping you, as our shareholders, informed. We value the frank and constructive dialogue we have had with our shareholders over the past several years, and in particular, the conversations with our shareholders during recent months. We intend to continue our engagement with you as we navigate this challenging time for the Company.

As we look ahead, we are confident in our core strategy, committed to faster innovation and industry-leading cybersecurity, and resolute in our goal of increasing shareholder value for many years to come.

Thank you for your continued support of Equifax.

Sincerely,

Independent Directors of the Board

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